UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 3, 2009
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-08733 (Commission File Number)	85-0212139 (IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona (Address of principal executive offices)	85705 (Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

SECTION 8 - OTHER EVENTS

Item 8.01     Other Events

On February 3, 2009, Nord Resources Corporation (the "Company") issued a news release reporting that it has commenced the mining of new ore at its Johnson Camp Mine near Tucson, and also that it has elected not to proceed with its option to acquire the Coyote Springs exploration property in Arizona.

The Company announced that it has commenced the mining of new ore at its Johnson Camp Mine near Tucson, and that it is on schedule to commence production of copper cathode from new ore in the current fiscal quarter. The Company also announced that it anticipates achieving its planned production rate of 25 million pounds of copper per year by this spring.

The Company disclosed that it produced approximately 2.9 million pounds of copper from residual leaching during 2008, but this was a relatively expensive process on a unit cost basis as the result of the low yield realized from leaching old ore. The Company also disclosed that it anticipates benefiting from the marked decline in the price of sulfuric acid which is one of its largest operating costs, noting that the price for sulfuric acid has declined to less than US$100 per ton from a peak in 2008 of US$450 per ton.

Fisher Industries of Dickenson, North Dakota, is acting as the mining contractor for the Johnson Camp Mine.

Additionally, the Company announced that it has elected not to proceed with its option to acquire the Coyote Springs exploration property in Arizona which, in any event, is not material to the Company's overall operations. The Company indicated that it plans to focus its primary exploration efforts at Johnson Camp.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01      Financial Statements and Exhibits

(d) Exhibits.
Exhibit	Description
99.1	News release of Nord Resources Corporation dated February 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DATE: February 3, 2009	NORD RESOURCES CORPORATION By: /s/ Wayne M. Morrison Wayne M. Morrison Chief Financial Officer